UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lyondell Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a communication posted on Lyondell's internal website to employees.

This is the fourth in a series of Benefits Q&A documents. Past documents can be found on ION under the “In” icon, select More Internal News:

•	Sept. 11 – U.S. Pension Update
•	Aug. 17 – Lyondell-Basell Merger Q&A
•	July 27 – Pension and 401(k) Information

Please continue to submit your general transaction related questions to the Questions email box, and we will periodically issue Q&A documents to help answer them. Questions regarding your own personal pension or 401(k) plans should be directed to Benefits Administration.

U.S. Employees: Benefits-Related Questions

Q.  I am not totally vested in the 401(k) plan.  When the company is sold will I lose the company match?

A.      No. Any match monies earned as of the close date will remain in the plan – however, you will still need to meet the vesting requirements going forward.  Basell and Lyondell have agreed that your Lyondell service will count toward vesting and eligibility in any Lyondell or Basell plans in which you may participate in the future.  So, for example, if you have two years of service as of the close date and work for the company for a year after the close date, you would then have three years of service and would be vested.

Q.      Does this transaction in any way change the 401(k) vesting period?  In other words, does the vesting period remain a 3-year cliff or does it accelerate the vesting?

A.      At this point, there are no plans to change the vesting period in the 401(k) plans.  But remember that Basell and Lyondell have agreed that your Lyondell service will count toward vesting and eligibility in any Lyondell or Basell plans in which you may participate in the future, so you will not lose any service with Lyondell for 401(k) vesting purposes.

Q.      When Equistar was formed, Millennium agreed that as long as the employee remained an Equistar employee, the Equistar salary would be used in the Millennium pension calculation.  Is there any change of control clause that keeps this intact even if the Equistar name is changed?

A.   No. The merger agreement does not address specific plan terms.  We do know that Lyondell and Basell have agreed that through Dec. 31, 2008, Lyondell benefit opportunities will, in the aggregate, be materially no less favorable than the Lyondell benefits immediately prior to the close, including this provisions in the Millennium pension plan.  As discussions take place and as decisions are made for the benefits after that date, we will not only communicate well in advance of any changes, but also confirm where no changes are planned.

Q.  Once the deal closes, will the 401(k) matching be automatically vested for those with less than 3 years service?

A.  No.  The merger agreement does not address specific plan terms. However, Basell and Lyondell have agreed that your past Lyondell service will count toward vesting and eligibility in any Lyondell or Basell plans in which you may participate in the future.

Q.  Will we continue using Fidelity as our fund manager?

A.      Fidelity will continue to be the fund manager through the end of 2008.  We have not had any detailed discussions with Basell on the future of any of our current benefit vendors.  As these discussions take place and as decisions are made, we will not only communicate well in advance of any changes, but also confirm where no changes are planned.

Q.      What are the plans for continuing with the employee assistance for MBAs? How are those already in an approved MBA program affected versus those who have not started but plan on obtaining their MBA in the future?

A.      Anyone currently in an approved MBA program can remain in the program until they are notified otherwise.

Q.  When the Basell merger is completed, I understand that money accumulated in the retirement account is frozen.  Will we still accumulate interest on the money?  Is it possible that the company or owner can remove or use this money for other ventures?

A.  There is no provision to freeze any retirement benefit or account as part of the merger. The merger agreement states that benefits will remain noless favorable in the aggregate until at least the end of 2008, including benefits earned in the pension plans.  None of the Lyondell pension plans provide interest accumulation currently and the merger will not change that provision.  Since the pension plans are qualified plans under ERISA, the money to fund those benefits is held in a trust that may only be used to pay benefits to the participants.

 Q.      When ARCO Chemical Co. bought Olin Chemical Co., the employees’ accrued pension was to be increased by 3 percent per year as long as they remained employed by ARCO. How will the pending merger affect those employees’ Olin pension?

A.  Olin has not informed us of any changes to their pension plans as a result of this transaction. We will notify all affected employees if Olin decides to do so.

Q.  It appears that our benefits structure for next year will not be impacted by the merger since we will soon have to make our benefits selections.  Is this a correct assumption?  Going forward, what would we expect for our benefits structure to look like?

A.  Your assumption is correct for the 2008 annual enrollment that will take place in November.  As indicated previously, we do not know what benefits will be in place for the new company after the end of 2008.  As discussions take place and as decisions are made for the benefits after that date, we will not only communicate well in advance of any changes, but also confirm where no changes are planned.

Q.  As stated previously, employees’ pensions and 401(k) are both “Qualified Benefits” and employees can not receive those distributions.  Can’t those employees who qualify for Lump Sum distributions in the pension have those transferred to their 401(k) accounts?

A.  Our previous communication indicated that you cannot receive a pension distribution as a result of the transaction.  Generally, you can only receive a pension distribution after your employment termination, if you are retirement eligible. If you are eligible for and elect a lump sum pension distribution, you can roll it into another qualified savings vehicle, including 401(k) plans, if the plan permits it. Company 401(k) plans currently allow a pension distribution to be rolled into your existing 401(k) plan account.

Additional Information and Where to Find It

In connection with the solicitation of proxies by Lyondell Chemical Company (the "Company") with respect to the meeting of its stockholders regarding the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC"). A definitive proxy statement and a form of proxy have been mailed to the stockholders of Lyondell. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC's web site at http://www.sec.gov. Stockholders may also obtain a free-of-charge copy of the proxy statement and other relevant documents by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company's website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be "participants" in the solicitation is set forth in the Company's definitive proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC.